Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
                                          Contact: Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com

Investors Bancorp Announces the Election of Two Directors

Short Hills, N.J. - (PR Newswire) - February 1, 2021 - Investors Bancorp, Inc. (NASDAQ: ISBC), the holding company for Investors Bank, today announced the election of John E. Harmon, Sr. IOM, and Kim Wales to its Board of Directors, effective January 26, 2021. Mr. Harmon and Ms. Wales will join the 2021 class of Directors for Investors Bancorp and Investors Bank.

In announcing the new directors, Investors Bank Chairman and CEO Kevin Cummings said, “John brings significant expertise in guiding and nurturing fast-growing, minority and women-owned small businesses. His knowledge and insight forming strategic private and public sector alliances will add value in the Boardroom as we continue to grow our banking franchise.”

Commenting on Ms. Wales, Cummings continued, “Kim is a securities-based crowdfunding, P2P online lending and digital banking pioneer. Kim combines a deep understanding and practical knowledge about the financial transformation rapidly reshaping our industry here in the United States and around the world. She also brings a broad background in corporate governance, risk management and banking regulation as well as wealth management, treasury management and exchange traded funds.”
About John E. Harmon Sr.
Mr. Harmon is the Founder, President and CEO of the African-American Chamber of Commerce of New Jersey since 2007. Previously, he was President and CEO of the Metropolitan Trenton African American Chamber of Commerce and served as the former Chairman of the Board for the National Black Chamber of Commerce. He is currently a Board member of the New Jersey Chamber of Commerce, the U.S. Chamber of Commerce and the U.S. Chamber of Commerce Committee of 100. Mr. Harmon was also recently appointed as a member of the Economic and Community Advisory Council of the Federal Reserve Bank of Philadelphia.
Before his career as a chamber executive, Mr. Harmon was employed at the Bowery Savings Bank and later by Chemical Bank. While at Chemical Bank, he established the Affordable Housing Loan Program.
Mr. Harmon earned a Bachelor’s degree in Business Management from Fairleigh Dickinson University and completed a four-year Chamber Executive Management Program at Villanova University.

About Kim Wales
Ms. Wales is the Founder and Chief Executive Officer of CrowdBureau Corporation since 2017, an index provider which provides research, data analytics, and risk management solutions. Ms. Wales is also an adjunct professor at the City College of New York since 2015.
Ms. Wales is a member of the Heritage Foundation Securities Regulation Working Group since 2014. She is a Board Member of the Foundation for City College, a Board Member of the City College Center for the Arts, and Board of Advisor Member of the Zahn Innovation Center.
Ms. Wales was formerly the Chief Executive Officer in New York and India of Epitome Global Services from 2011 to 2012. From 1995 - 2010, she founded and ran a boutique consulting firm with a portfolio of work that spans implementing regulatory frameworks, divestitures, post-merger and acquisition consolidations. Areas of focus included enterprise market data and derivative exchanges, cash management and treasury solutions, fund administration ($100B), personal and corporate trust, Sarbanes Oxley and Basel II Pillar I.

About the Company
Investors Bancorp, Inc. is the holding company for Investors Bank, which as of December 31, 2020 operated from its corporate headquarters in Short Hills, New Jersey and 156 branches located throughout New Jersey and New York.

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